Exhibit 4.17

Power of Attorney

The Company, Yijiang Shengong (Shanghai) Enterprise Management Partnership Enterprise (limited partnership), an enterprise organized and existing under the laws of the PRC, with its registered address at Floor 3, Building 2, Zhongchun Road 7001, Minhang District, Shanghai, hereby irrevocably authorizes Zhejiang Baijiashilian Technology Co., Ltd. (“WFOE”) to exercise the following rights with respect to all existing and future equity interest held by the Company in BaiJiaYun Group Co., Ltd. (“Baijiayun”) (“My Shareholding”):

WFOE is hereby authorized to act on behalf of Company as its exclusive agent and attorney with respect to all rights and matters with respect to the My Shareholding, including without limitation to: 1) convene and attend shareholders’ meetings of Baijiayun; 2) exercise all the shareholder’s rights and shareholder’s voting rights I am entitled to under laws of Baijiayun and the Articles of Association of Baijiayun, including, without limitation, the sale or transfer or pledge or disposition of the My Shareholding, in whole or in part; 3) nominate, elect, designate, appoint and/or remove the legal representative, directors, supervisors, the chief executive officer, the chief financial officer and other senior management members of Baijiayun on behalf of Company; 4) deal with the sale, transfer, pledge or disposition of the My Shareholding (in whole or in part), including, without limitation, execution of all necessary equity transfer documents and other documents and completion of all necessary formalities on behalf of Company; 5) sign any resolutions and meeting minutes in the name and on behalf of Company in the capacity of a shareholder of Baijiayun; and 6) approve the amendment to the Articles of Association of Company. Without the written consent of WOFE, Company shall have no right to increase or decrease the capital held by, transfer, re-pledge or otherwise dispose of or change its Shareholding.

Without limiting the generality of the powers granted hereunder, WFOE shall have the power and authority to, on behalf of the Company, execute all the documents to be executed by the Company as stipulated in the Exclusive Option Agreement entered into by and among the Company, the WFOE and Baijiayun on June 29, 2023 and the Equity Pledge Agreement entered into by and among the Company, the WFOE and Baijiayun on June 29, 2023 (including any modification, amendment and restatement thereto, collectively the “Transaction Documents”), and to duly perform the Transaction Documents.

All the actions associated with My Shareholding conducted by the WFOE shall be deemed as the actions of My Shareholding, and all the documents related to My Shareholding executed by the WFOE shall be deemed to be executed by My Shareholding. My Shareholding shall be acknowledged and acknowledged by me.

The WFOE is entitled to re-authorize to sub-authorize or sub-authorize its rights related to the aforesaid matters to any third party at its own discretion and without giving prior notice to or obtaining consent from My Shareholding. If required by PRC laws, the WFOE shall designate a PRC citizen to exercise the aforementioned rights.

This Power of Attorney shall be irrevocable and continuously effective and valid from the date of execution of this Power of Attorney, so long as I am the Company is a shareholder of Baijiayun.

The Company hereby acknowledges, undertakes and warrants that, upon the occurrence of any circumstance that may affect the Company’s exercise of its shareholder’s rights in BAIJIAYUN, any other person of the Company who has the right to claim rights or interest in the equity interest in BAIJIAYUN held by the Company will be deemed to be a signing party to this Power of Attorney and succeed to all the rights and obligations of the Company under this Power of Attorney.

I/We undertake not to engage in any act in violation of the purposes or intentions of the Transaction Documents and this Power of Attorney, or to engage in any act or omission that may cause conflict of interests of WFOE and Baijiayun or its subsidiaries; in the event of conflict of interest, I/We shall support the legitimate rights and interests of WFOE and perform reasonable acts required by WFOE. I/We undertake that without the prior written consent of WFOE, I/We shall not directly or indirectly participate, be concerned, be engaged or own, or use any information obtained from WFOE, participate, be concerned, be engaged or own, nor hold or obtain any interests from any business that competes or may compete with the business of Baijiayun or its Affiliates.

During the term of this Power of Attorney, I/We hereby waive all the rights associated with My Shareholding, which have been authorized to WFOE through this Power of Attorney, and shall not exercise such rights by myself.

This Power of Attorney shall automatically terminate on the date when I/We no longer hold any equity interest in Baijiayun.

The execution, effectiveness, construction, performance, amendment and termination of this Power of Attorney and the resolution of disputes shall be governed by the laws of China. In the event of any dispute with respect to the construction and performance of this Power of Attorney, the Parties hereto shall first resolve the dispute through friendly negotiations. In the event the dispute fails to be resolved within thirty (30) days after any Party’s request to the other Parties for resolution of the dispute through negotiations, any Party may submit the relevant dispute to Beijing International Arbitration Center for arbitration, in accordance with its arbitration rules then in effect. The arbitration shall be conducted in Beijing, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on all Parties.

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(Signature Page of the Power of Attorney)

Authorized:

Yijiang Shengong (Shanghai) Enterprise Management Partnership Enterprise (limited partnership)

By:	/s/ Ma Yi
Name:	Ma Yi
Title:	Executive Partner

Signature Page of the Power of Attorney

(Signature Page of the Power of Attorney)

Accepted:

Zhejiang Baijiashilian Technology Co., Ltd. (Seal)

By:	/s/ Ma Yi
Name:	Ma Yi
Title:	Legal Representative

Acknowledged:

BaiJiaYun Group Co., Ltd. (Seal)

By:	/s/ Ma Yi
Name:	Ma Yi
Title:	Legal Representative

Signature Page of the Power of Attorney